Exhibit 4.17

EXECUTION VERSION

COLLATERAL TRUST JOINDER

March 30, 2017

Reference is made to the Amended and Restated Collateral Trust Agreement dated as of April 15, 2014, among Federal-Mogul LLC (as successor by merger to Federal-Mogul Holdings LLC (f/k/a Federal-Mogul Holdings Corporation)) (the “Borrower”), the subsidiaries of the Borrower parties thereto (together with the Borrower, the “Loan Parties”), Citibank, N.A., as Collateral Trustee (as amended from time to time, the “Collateral Trust Agreement”) and the other parties thereto from time to time. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Collateral Trust Agreement. This Collateral Trust Joinder is being executed and delivered as a condition precedent to the Obligations related to the Indebtedness for which the undersigned is acting as trustee (the “Additional Secured Debt”) being entitled to the benefits of being First Priority Obligations under the Collateral Trust Agreement.

1. Acknowledgment. The undersigned, Wilmington Trust, National Association as trustee (the “Trustee”) (herein, the “New Representative”) as trustee under that certain Indenture dated March 30, 2017 (the “Indenture”) among the Borrower, Federal-Mogul Financing Corporation, the guarantors party thereto, the New Representative, The Bank of New York Mellon, London Branch, as paying agent and The Bank of New York Mellon (Luxembourg) S.A., as registrar, hereby agrees to the terms of the Collateral Trust Agreement, to be bound as a First Priority Representative thereunder for all purposes thereof on the terms set forth therein, and to be bound by the terms of the Collateral Trust Agreement as fully as if the undersigned had executed and delivered the Collateral Trust Agreement as of the date thereof.

2. Lien Sharing and Priority Confirmation.

The undersigned New Representative, on behalf of itself and each holder of Obligations in respect of the series of Additional Secured Debt hereby agrees, for the enforceable benefit of all holders of each existing and future series of Secured Obligations that:

(a)

all PP&E First Lien Obligations will be and are secured equally and ratably by all Liens at any time granted by the Loan Parties to secure any Obligations in respect of the Additional Secured Debt, whether or not upon property otherwise constituting collateral for such Additional Secured Debt, and that all such Liens will be enforceable by the Collateral Trustee for the benefit of all holders of PP&E First Lien Obligations equally and ratably;

(b)

the New Representative and each holder of Obligations in respect of the Additional Secured Debt for which the undersigned is acting as Representative are bound by the provisions of the Collateral Trust Agreement, the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement (as defined in the Credit Agreement), including the provisions relating to ranking of Liens and the order of application of proceeds from the enforcement of Liens; and

(c)

it consents to the Collateral Trustee performing, and directs the Collateral Trustee to perform, its obligations under the Collateral Trust Agreement and the other Collateral Trust Security Documents in respect of the Obligations under the Additional Secured Debt.

3. Governing Law and Miscellaneous Provisions. The provisions of Sections 6.08, 6.09 and 6.14 of the Collateral Trust Agreement will apply with like effect to this Collateral Trust Joinder.

4. Concerning the New Representative. Wilmington Trust, National Association is entering into this Collateral Trust Joinder solely in its capacity as Trustee under the Indenture. In acting as New Representative and First Priority Representative hereunder and under the Collateral Trust Agreement, the Trustee shall be entitled to all of the rights, privileges and immunities granted to it under the Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Trust Joinder to be executed by their respective officers or representatives as of the date first set forth above.

Wilmington Trust, National Association, as Trustee under the Indenture

By:	/s/ Jane Y. Schweiger
Name:	Jane Y. Schweiger
Title:	Vice President

[Signature Page to Collateral Trust Joinder]

The Collateral Trustee hereby acknowledges receipt of this Collateral Trust Joinder and agrees to act as Collateral Trustee for the New Representative and the holders of the Secured Obligations represented thereby:

Citibank, N.A., as Collateral Trustee

By:	/s/ David Smith
Name:	David Smith
Title:	Vice President & Director

[Signature Page to Collateral Trust Joinder]